Exhibit 11--STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
[CAPTION]

                                   Year Ended December 31
                                1994        1993         1992

                             -----------------------------------
[S]                         [C]          [C]          [C]
PRIMARY & FULLY DILUTED:
  Average shares
    outstanding              2,604,760    2,604,760    2,604,760

  Net income                $8,208,920   $7,735,292   $6,153,663
                            -------------------------------------

  Per share amount             $3.15        $2.97        $2.36
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